Exhibit 10(xii)
---------------

              2005 Schedule of Named Executive Officer Compensation
              -----------------------------------------------------

2005 Salary. Following are the 2005 salaries for the Corporation's named executive officers:

   Name and Principal Position                                                  Salary
   ---------------------------                                                  ------
   Mark D. Bradford, President, CEO and Director                                $165,000

   John E. Christy, President, Central Indiana Region                           $126,072

   Gordon M. Dyott, Executive Vice President, Chief Financial Officer           $126,072

   Robert J. Krupka, Senior Vice President, Lending                             $126,072

   R. Scott Walters, Senior Vice President, Financial Management Services       $105,060

Monthly and Annual Variable Incentive Compensation. The Named Executive Officers are also compensated under the monthly and annual variable incentive compensation program.

The monthly component of incentive compensation provides the executives with a fixed amount each month if the Bank's year to date net income exceeded the Bank's budgeted net income as of the end of the specific month. For 2005, Mr. Bradford is eligible to receive $2,500 per month under this component of incentive compensation; Mr. Dyott is eligible to receive $2,000 per month; Mr. Walters is eligible to receive $1,000 per month; Mr. Krupka is eligible to receive $1,000 per month; and Mr. Christy is eligible to receive $1,000 per month.

Under the annual variable incentive compensation component of the program, there is specified a percentage of the annual increase in the Bank's modified pre-tax net income over the prior year's modified pre-tax net income that each executive officer will receive. The Bank's pre-tax net income is modified by adding to pre-tax net income the amount of monthly and annual incentive compensation expense paid to the executive officers. These amounts will not be paid until the Bank's final performance results for 2005 have been determined.

The target payout for each officer participating in the program is based upon bonus targets for equivalent positions at peer group companies. For 2005, the target payout for Mr. Bradford is 28.4% of his base salary; the target payout for Mr. Dyott is 29.7% of his base salary; the target payout for Mr. Walters is 17.8% of his base salary; the target payout for Mr. Krupka is 14.7% of his base salary; and, the target payout for Mr. Christy is 14.7% of his base salary.

1999 Management Stock Option Plan.
---------------------------------

Named executive officers are eligible to participate in the 1999 Management Stock Option Plan of Monroe Bancorp ("Management Plan"). The Management Plan provides for the grant of (i) incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code ("Code") and (ii) nonqualified stock options ("NSOs") to officers and key employees of the Corporation or any of its subsidiaries, as selected by the administrative committee of the Management Plan.

The option price per share of the Corporation's common stock will not be less than the fair market value of one share of the Corporation's common stock on the date the stock option is granted.

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

The Management Plan will expire on December 31, 2009; after that date, no options will be granted under the Management Plan. However, options granted prior to that date will remain in effect in accordance with their terms.

Other Employee Benefit Plans.
-----------------------------

         Thrift Plan. The Corporation maintains a Thrift Plan in which substantially all employees may participate. Under this plan, the Corporation contributes 100% of each participant's compensation deferral contributions up to 3% of the participant's total compensation plus 50% of each participant's compensation deferral contributions which exceed 3% of the participant's total compensation but which do not exceed 5% of the participant's total compensation.

         Employee Stock Ownership Plan. The Corporation maintains an Employee Stock Ownership Plan ("ESOP") in which substantially all employees may participate. The ESOP invests primarily in the stock of the Corporation. The amount of contributions by the Corporation to the ESOP, when they are made, is determined by the Board of Directors of the Corporation. Upon termination of employment, shares allocated to participants are distributed to them from the plan.

          Other Benefits. At various times in the past the Corporation has adopted certain broad based employee benefit plans in which executive officers are permitted to participate on the same terms as non-executive employees who meet applicable eligibility criteria, subject to any legal limitations on the amount that may be contributed or the benefits that may be payable under the plans. The Corporation also provides medical and defined contribution plans to the executive officers that are generally available to the other Corporation employees.















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